Exhibit 16.1

November 30, 2006

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C.

20549

Gentlemen:

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on November 29, 2006, to be filed by our former client, API Electronic Group Corp. We agree with the statements made in response to that item insofar as they relate to our Firm.

Yours very truly,

(signed) BDO Dunwoody LLP

CHARTERED ACCOUNTANTS